EXHIBIT 33

Management's Assertion of
Compliance with Applicable Servicing Criteria

Management of Northern Rock plc ("Northern Rock") is responsible for assessing compliance with the servicing criteria under Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission, as set forth in Appendix A hereto. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: Publicly-issued (i.e., registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended) residential mortgage-backed securities issued by Granite Master Issuer plc on or after May 24, 2006, where the related residential mortgage loans backing such mortgage-backed securities are identified by Northern Rock identifier QR004 (the "Platform").

Applicable Servicing Criteria: All servicing set forth in 1122(d), except for the following criteria:  1122(d)(1)(ii),  1122(d)(1)(iii),  1122(d)(1)(iv), 1122(d)(2)(iii),  1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which management has determined are not applicable to Northern Rock based on the activities it performs with respect to the Platform (such criteria, after giving effect to the exclusions identified above, "Applicable Servicing Criteria")

Period: January 1, 2007 through December 31, 2007 (the "Reporting Period").

With respect to the Platform, Northern Rock's management provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

1.	Northern Rock is responsible for assessing compliance with the Applicable Servicing Criteria, as of December 31, 2007 and for the Reporting Period;

2.
Northern Rock has assessed compliance with the Applicable Servicing Criteria as of December 31, 2007 and for the Reporting Period. In performing this assessment, except as listed in the column "Inapplicable Servicing Criteria" on Appendix A hereto, Northern Rock used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria; and

3.
Based on such assessment, other than as identified in Appendix B hereto, Northern Rock has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2007 and for the Reporting Period with respect to the Platform taken as a whole.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report with respect to Northern Rock’s foregoing assessment of compliance with the Applicable Servicing Criteria as of December 31, 2007 and for the Reporting Period.

March 27, 2008

NORTHERN ROCK PLC

By: /s/ D A Jones

 Name: D A Jones

 Title:   Director of Finance

APPENDIX A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed by Northern Rock	NOT performed by Northern Rock or by subservicer(s) or vendor(s) retained by Northern Rock
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.		X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.		X
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed by Northern Rock	NOT performed by Northern Rock or by subservicer(s) or vendor(s) retained by Northern Rock
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed by Northern Rock	NOT performed by Northern Rock or by subservicer(s) or vendor(s) retained by Northern Rock
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	X

APPENDIX B

Material Instances of Non-compliance

1.
Northern Rock has identified errors related to the reported pool factor in respect of 14 notes in the monthly investor reports.  The reports include detailed information on individual notes, including ISIN numbers, balances, repayments, ratings, pool factors and expected maturity.  A number of errors have been identified in relation to the pool factors, impacting 14 out of 281 notes.  None of the notes affected are SEC registered, each having been issued in 2004 or earlier.  The errors were attributable to incorrect referencing in an underlying spreadsheet and were not picked up upon review and recurred on a monthly basis until corrected in the October 2007 monthly report.

A comprehensive review has been undertaken of all report details and to improve the robustness of the review process to ensure that there can be no recurrence of the errors and to clearly define ownership for the report data.  It is not believed that investors utilize the investor reports to verify pool factors, since the reported pool factors are historic whereas investors are interested in projected pool factors which determine their expected rate of principal repayment.  The Granite Program utilizes exclusively controlled amortization or soft bullet notes with expected bond pay-downs detailed in the Final Terms or Prospectus Supplements which effectively creates an anticipated pool factor from the issuance of the bonds.  All foregoing errors have been subsequently corrected.

2.
In the February 2007 investor report the Funding share of £11.5bn was overstated by £45mn due to a transposition error.  This resulted in the Funding/Funding 2 share of the Trust being stated at 87.02% as against 86.92% if correctly stated.  Revisions to the review process referred to above should prevent any recurrence.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report with respect to Management's Assertion of Compliance with the Applicable Servicing Criteria as of December 31, 2007 and for the Reporting Period.

NORTHERN ROCK PLC

By:	/s/ D A Jones
Name: D A Jones
Title: Director of Finance
Date: March 27, 2008